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                                    Rule 424(b)(3)
                                    Registration Statement No. 333-92258 and
                                                               333-98743
                                    CUSIP #12560PCM1;
                                    ISIN: US12560PCM14

PRICING SUPPLEMENT NO. 4
Dated November 15, 2002 to
Prospectus, dated September 13, 2002 and
Prospectus Supplement, dated September 13, 2002.

                                 CIT GROUP INC.
                      GLOBAL MEDIUM-TERM FIXED RATE NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

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
(X) Senior Note             ( ) Senior Subordinated Note

PRINCIPAL AMOUNT:           U.S. $110,000,000.

PROCEEDS TO CORPORATION:    99.70% or $109,670,000.

AGENT COMMISSION:           0.300% or $330,000.

ISSUE PRICE:                100% or $110,000,000.

ORIGINAL ISSUE DATE:        November 20, 2002.

MATURITY DATE:              November 30, 2007, provided that if such day is not a
                            Business Day, the payment of principal and interest may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the
                            Maturity Date.

INTEREST RATE:              The Notes will bear interest at an annual rate of 5.761%.
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    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION OR OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE
SECURITIES OR DETERMINED IF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING
PROSPECTUS AND PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION
TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

BANC OF AMERICA SECURITIES LLC                                          JPMORGAN

                            ------------------------

FLEET SECURITIES, INC.                  HSBC                 WACHOVIA SECURITIES

            The date of this pricing supplement is November 15, 2002












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
SPECIFIED CURRENCY:        U.S. Dollars.

DELIVERY:                  It is expected that the Notes will be ready for delivery in book-entry form, through the facilities of The Depository
                           Trust Company (in the United States), Clearstream Banking
                           societe anonyme or Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about November 20, 2002.

FORM:                      Global Note.

INTEREST PAYMENT DATES:    Interest will be paid at maturity and semiannually on
                           May 30 and November 30 of each year, commencing May 30,
                           2003, provided that if any such day is not a Business
                           Day, the Interest Payment Date will be the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date.

ACCRUAL OF INTEREST:       Interest payments will include the amount of interest
                           accrued from and including the most recent Interest Payment
                           Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable
                           Interest Payment Date.

OPTIONAL REDEMPTION:       The Notes may be redeemed in whole at any time or in part
                           from time to time, at our option, at a redemption price
                           equal to the greater of:

                               100% of the principal amount of the Notes then outstanding to be redeemed; or

                               the sum of the present values of the remaining scheduled
                               payments of principal and interest on the Notes to be
                               redeemed (not including any portion of such payments of
                               interest accrued to the date of redemption) discounted
                               to the date of redemption on a semiannual basis
                               (assuming a 360-day year consisting of twelve 30-day
                               months) at the applicable treasury rate
                               plus 35 basis points

                           plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

                           'treasury rate' means, with respect to any redemption date:

                               the yield, under the heading which represents the average
                               for the immediately preceding week, appearing in the
                               most recently published statistical release designated
                               'H.15(519)' or any successor publication which is
                               published weekly by the Board of Governors of the Federal
                               Reserve System and which establishes yields on actively
                               traded U.S. Treasury securities adjusted to constant
                               maturity under the caption 'Treasury Constant
                               Maturities,' for the maturity corresponding to the
                               comparable treasury issue (if no maturity is within three
                               months before or after the remaining life (as defined
                               below), yields for the two published maturities most
                               closely corresponding to the comparable treasury issue
                               will be determined and the treasury rate will be
                               interpolated or extrapolated from such yields on a
                               straight line basis, rounding to the nearest month); or
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
                               if such release (or any successor release) is not
                               published during the week preceding the calculation date
                               or does not contain such yields, the rate per annum
                               equal to the semiannual equivalent yield to maturity of
                               the comparable treasury issue, calculated using a price
                               for the comparable treasury issue (expressed as a
                               percentage of its principal amount) equal to the
                               comparable treasury price for such redemption date.

                           The treasury rate will be calculated on the third business day preceding the date fixed for redemption.

                           'comparable treasury issue' means the U.S. Treasury security selected by an independent investment banker as having a
                           maturity comparable to the remaining term ('remaining life')
                           of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

                           'comparable treasury price' means (1) the average of five
                           reference treasury dealer quotations for such redemption
                           date, after excluding the highest and lowest reference
                           treasury dealer quotations, or (2) if the independent
                           investment banker obtains fewer than four such reference
                           treasury dealer quotations, the average of all such
                           quotations.

                           'independent investment banker' means either J.P. Morgan
                           Securities Inc. or Banc of America Securities LLC, as
                           specified by us, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent
                           investment banking institution of national standing
                           appointed by us.

                           'reference treasury dealer' means (1) J.P. Morgan Securities
                           Inc. and Banc of America Securities LLC and their respective successors, provided, however, that if either of the
                           foregoing shall cease to be a primary U.S. government
                           securities dealer in New York City (a 'primary treasury
                           dealer'), we will substitute therefor another primary
                           treasury dealer and (2) any other primary treasury dealer
                           selected by us after consultation with the independent
                           investment banker.

                           'reference treasury dealer quotations' means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment
                           banker, of the bid and asked prices for the comparable
                           treasury issue (expressed in each case as a percentage of
                           its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

                           We will mail a notice of redemption to each holder of Notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption. If fewer than all of the Notes are to be
                           redeemed, the trustee will select, not more than 60 days
                           prior to the redemption date, the particular Notes or
                           portions thereof for redemption from the outstanding Notes not previously called by such method as the trustee deems
                           fair and appropriate.
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
MOODY'S RATING:            A2

S&P RATING:                A

FITCH RATING:              A

EXCHANGE LISTING:          The Notes will not be listed on any exchange at the time of issuance. We do not expect, nor do we undertake any
                           responsibility, to list the Notes on any exchange in the
                           future.

OTHER PROVISIONS:

TRUSTEE, REGISTRAR,
AUTHENTICATING AND
PAYING AGENT:              Bank One Trust Company, N.A.

AGENTS:                    Banc of America Securities LLC, J.P. Morgan Securities Inc.,
                           Fleet Securities, Inc., HSBC Securities (USA) Inc., Wachovia
                           Securities, Inc.

CUSIP:                     12560PCM1

ISIN:                      US12560PCM14
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                              PLAN OF DISTRIBUTION

    We are offering these securities ultimately to purchasers of pass-through certificates of the Core Investment Grade Bond Trust I offered simultaneously herewith through Core Bond Products LLC, as depositor of the Core Investment Grade Bond Trust I, utilizing the services of Banc of America Securities LLC, J.P. Morgan Securities Inc., Fleet Securities, Inc., HSBC Securities (USA) Inc. and Wachovia Securities, Inc. as our agents. Each of Banc of America Securities LLC, J.P. Morgan Securities Inc., Fleet Securities, Inc., HSBC Securities (USA) Inc. and Wachovia Securities Inc. is a statutory underwriter within the meaning of the Securities Act of 1933.

    We have authorized the placement agents to deliver a copy of this pricing supplement and the attached prospectus and prospectus supplement relating to the Notes offered hereby to purchasers of the trust's pass-through certificates. This pricing supplement and the attached prospectus and prospectus supplement relate only to us and the Notes and do not relate to the trust, the pass-through trust certificates or any other securities underlying the trust's pass-through certificates. You should only rely on this pricing supplement and the attached prospectus and prospectus supplement for a description of us and the Notes.

    We have not participated in nor are we passing on the formation of the trust or the depositor, any other securities underlying the trust's pass-through certificates or the preparation of the registration statement and related prospectus used in connection with the offering and sale of the trust's pass-through certificates. We are not partners, joint venturers or, except as stated in the above two paragraphs, in any other arrangement with the trust or the depositor nor do we own any interest in the trust. We have no arrangements with any of the other issuers whose securities may be deposited in the trust relating to the trust or such securities. Accordingly, we are not assuming any responsibility for or any liability or obligations with respect to the trust, the depositor, the pass-through certificates, the securities of any other issuer that may be deposited into the trust or the registration statements and prospectuses relating to the pass-through certificates or any such securities nor are we making any representation as to the accuracy or completeness of any of such registration statements or prospectuses. Our sale of the Notes to the trust is not an endorsement of or recommendation to purchase the trust's pass-through certificates or the securities of any other issuer that are deposited into the trust. We are not guaranteeing the performance of any obligations of the trust, the depositor or any of the other issuers that may deposit securities into the trust. Our responsibilities, liabilities and obligations are limited solely to the information contained in or specifically incorporated by reference in this pricing supplement and the attached prospectus and prospectus supplement and to our obligations under the Notes described in this pricing supplement and the indenture under which such Notes are being issued.